EXHIBIT 10.77

AMENDMENT TO THE
PEPSICO PENSION EQUALIZATION PLAN DOCUMENT

The PepsiCo Pension Equalization Plan (“PEP”) is hereby amended, effective October 1, 2014, unless otherwise provided herein, as follows:

I.

Section 3.3 of the main plan document for the PEP 409A program is amended to read as follows:

3.3 Credited Service: The amount of a Participant’s Pension and a Pre-Retirement Spouse’s Pension or a Pre-Retirement Domestic Partner’s Pension shall be based upon the Participant’s period of Credited Service, as determined under Article III of Part B of the Salaried Plan, except as provided in the remainder of this Section 3.3.

(a) Inpats. The provision in Section 3.5 of Part B of the Salaried Plan which disregards the pre-transfer Credited Service of certain inpats who transfer to the United States shall not apply in the case of such inpat transfers that occur on or after January 1, 2011 and before October 1, 2014.

(b) Leaves of Absence. If a Participant’s period of Credited Service (as so determined) would extend beyond the Participant’s Separation from Service date because of a leave of absence, the Plan Administrator may provide for determining the Participant’s 409A Pension at Separation from Service by projecting the benefit the Participant would have if all such Service were taken into account under the Plan.

II.

Corrections to the PEP document necessary to carry forth the above amendment, including corrections to cross-references affected by the amendment, shall be made as necessary.

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PEPSICO, INC.

By:	/s/ Cynthia M. Trudell
Cynthia M. Trudell
Executive Vice President, Human Resources and Chief Human Resources Officer

Date: September 29, 2014

APPROVED:

By: /s/ Cynthia Nastanski
Cynthia Nastanski
Senior Vice President, Corporate Law and
Deputy Corporate Secretary

Date: September 29, 2014

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